Exhibit 10.1

2019 LivaNova Long-Term Incentive Program

On March 29, 2019, the Compensation Committee (the "Committee") of the Board of Directors of LivaNova Plc approved our 2019 annual long-term incentive program (the "2019 LTIP"). Our chief executive officer, Damien McDonald, and chief financial officer, Thad Huston, as well as our other named executive officers, Doug Manko, Keyna Skeffington and David Wise, are eligible to participate in the 2019 LTIP.

Pursuant to the 2019 LTIP, the Committee approved an equity award value (the “Award Value”) for each of four award vehicles for each participant with an effective date of March 30, 2019, as follows:

	RSUs ($)	SARs ($)	rTSR PSUs ($)	FCF PSUs ($)
Mr. McDonald	1,250,000	1,250,000	1,500,000	1,500,000
Mr. Huston	500,000	500,000	500,000	500,000
Mr. Manko	100,000	100,000	100,000	100,000
Ms. Skeffington	225,000	225,000	225,000	225,000
Mr. Wise	112,500	112,500	112,500	112,500

Service-Based Restricted Stock Units

Each participant received an award of service-based restricted stock units (“RSUs”) vesting in equal or substantially equal amounts on each of the first four anniversaries of the grant date. The Committee determined the number of RSUs awarded to each participant by dividing the Award Value by the most recent closing price of an ordinary share of our stock on the NASDAQ Stock Market as of the grant date (the “Closing Price”) and rounding down to the nearest whole unit.

Stock Appreciation Rights

Each participant received an award of stock appreciation rights (“SARs”) vesting in equal or substantially equal amounts on each of the first four anniversaries of the grant date. The Committee determined the number of SARs awarded to each participant by dividing the Award Value by the Black-Scholes value of a SAR based on the Closing Price and rounding down to the nearest whole right.

Relative Total Shareholder Return Performance Stock Units

Each participant received an award of performance stock units (“PSUs”) subject to a three-year relative total shareholder return (“rTSR”) market condition. The Committee determined the number of PSUs awarded to each participant by dividing the Award Value by the Closing Price and rounding down to the nearest whole unit. At the end of calendar year 2021, our TSR for the three-year period 2019 through 2021 will be compared to the TSR for a group of 27 companies (the “2019 rTSR Comparator Group”) selected by the Committee’s compensation consultant, Pearl Meyer & Partners, and the number of shares of our stock actually delivered to the participants will be determined by the following chart, with linear interpolation applied between specified levels:

TSR Performance Percentile Rank	Percent Funding for Objective
≥90th	200%
80th	150%
50th	100%
30th	40%
<30th	0%

The 2019 rTSR Comparator Group includes:

ABIOMED, Inc.	Intuitive Surgical, Inc.
Baxter International Inc.	Invacare Corporation
Becton, Dickinson and Company	Masimo Corporation
Boston Scientific Corporation	Medtronic plc
Cantel Medical Corp.	NuVasive, Inc.
CONMED Corporation	ResMed Inc.
DexCom, Inc.	Smith & Nephew plc
Edwards Lifesciences Corporation	Steris Plc
Globus Medical, Inc.	Stryker Corporation
Haemonetics Corporation	Teleflex Incorporated
Hill-Rom Holdings, Inc.	Varian Medical Systems, Inc.
Hologic, Inc.	Wright Medical Group N.V.
Integer Holdings Corporation	Zimmer Biomet Holdings, Inc.
Integra LifeSciences Holdings Corp.

Three-Year Cumulative Adjusted Free Cash Flow Performance Stock Units

Each participant received an award of PSUs subject to achievement of a three-year cumulative adjusted free cash flow target (the “FCF Target”). The Committee determined the number of PSUs awarded to each participant by dividing the Award Value by the Closing Price and rounding down to the nearest whole unit. At the end of calendar year 2021, cumulative adjusted free cash flow for the period 2019 through 2021 will be compared to the FCF Target, and the number of shares of our stock actually delivered to the participants will be determined by the following chart, with linear interpolation applied between specified levels:

FCF Achievement Relative to FCF Target	Percent Funding for Objective
≥150%	200%
125%	150%
100%	100%
60%	20%
<60%	0%

“Adjusted Free Cash Flow“ is defined as the Company’s reported cash flow from operating activities (including ImThera and TandemLife), minus the Company’s reported capital expenditures, and excluding cash flows associated with restructuring, integration, 3-T heater cooler product remediation and significant and unusual litigation and cash paid or received for acquisitions (Caisson, ImThera, TandemLife and future acquisitions), divestitures (CRM and future divestitures) and settlements and judgments in significant and unusual litigation (including 3T heater-cooler litigation).

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